EXHIBIT 11.1
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
 (in thousands, except per share amounts; unaudited)

                          Three Months Ended June 30      Nine Months Ended June 30,
                                1996        1997          1996          1997
Net income (loss)            $   360     $  (221)       $  3,241     $ (596)
                                ====        =====          =====       =====
Weighted average number of
 common stock outstanding      9,902       11,378          9,480      11,286

Number of common stock
equivalents as a result
of stock options outstanding
using the treasury
stock method                   1,204           -             960         -

Number of common stock issued
and stock options granted in
accordance with Staff
Accounting Bulletin No. 83      -               -            246          -
                              -------       --------      --------   --------
Shares used in per share
 calculation                  11,106         11,378        10,686     11,286
                              ======         ======        ======     ======
Net income (loss) per share $  0.03         $(0.02)      $  0.30     $(0.05)
                              ======        =======      ========     ======